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[SEAGULL ENERGY CORPORATION LOGO]
                                        [OCEAN ENERGY LOGO]
SEAGULL ENERGY CORPORATION




FOR IMMEDIATE RELEASE
November 25, 1998

CONTACTS:   Seagull Energy Corporation        Ocean Energy, Inc.
            Alan Payne (713) 951-4842         Michael O. Aldridge (713) 420-1142


           OCEAN ENERGY, INC. AND SEAGULL ENERGY CORPORATION TO MERGE
                    CREATING $3.6 BILLION OIL AND GAS COMPANY

            NEW COMPANY TO HAVE ENHANCED ACCESS TO CAPITAL TO EXPLOIT
                        SIGNIFICANT GROWTH OPPORTUNITIES

o Tenth largest independent exploration and production company in the U.S. with a current equity market capitalization of $1.8 billion, enterprise value of $3.6 billion, and total proved reserves of approximately 500 million barrels of oil

o Shareholder-aligned management team with significant equity stake in the new company

o Significant cost savings opportunities through overlapping operations and corporate overhead consolidation - savings in excess of $45 million annually

o Large, high quality portfolio of assets with a balanced mix of oil vs. gas, domestic vs. international and exploration vs. exploitation

o Cash flow accretive to both shareholder groups, after taking into account cost savings

o Reduced capital expenditures of $500 to $600 million with planned dispositions of at least $100 million

HOUSTON - Ocean Energy, Inc. (NYSE: OEI) and Seagull Energy Corporation (NYSE: SGO) today announced that they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction creating the tenth largest

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independent U.S. oil and gas company based on a pro forma total market equity capitalization of approximately $1.8 billion based on yesterday's closing price for Seagull's shares. The combined company will be named Ocean Energy, Inc., and will be headquartered in Houston. The combined company will have a large, high quality portfolio of assets with a balanced mix of oil vs. gas, domestic vs. international, and exploration vs. exploitation opportunities. The merger creates a company with critical mass, enhanced access to capital and a strong, proven management team to exploit significant exploration and development opportunities. The combined company's management team expects production and cash flow growth from the combination and anticipates generating cost savings in excess of $45 million annually.

The Board of Directors of each company approved the transaction and recommends the merger. In the merger, Ocean Energy will merge with and into Seagull, which will be renamed Ocean Energy, Inc. Each old Ocean Energy shareholder will receive one newly issued share of Seagull common stock for each Ocean Energy common share, and all Seagull shares will remain outstanding. As a result, new Ocean Energy will have approximately 165 million shares outstanding, of which approximately 61.5% will be owned by Ocean Energy shareholders and 38.5% will be owned by Seagull shareholders. The merger will be accounted for as a purchase transaction and is expected to close by the end of March 1999.

Core operating areas will be organized into three business units: Onshore North America, Gulf of Mexico and International - creating great potential for cost savings through consolidation of operations and overhead, asset rationalizations and sales of non-core assets. Specifically, the combined company intends to cut costs in excess of $45 million by eliminating duplicate corporate headquarters and staff. New Ocean Energy will also high-grade the combined exploration programs and rationalize the combined portfolio of development and exploitation projects. New Ocean Energy also intends to manage its debt and raise additional growth capital through the disposition of non-core domestic and international assets including at least $100 million of asset sales in 1999.


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James C. Flores, Ocean Energy's current President and C.E.O., will become
Chairman of the Board of the combined company. James T. Hackett, Seagull's current President and C.E.O., will be President and Chief Executive Officer of the combined company. Barry J. Galt and John B. Brock, the respective Chairmen of Seagull and Ocean Energy, will serve on the Board of Directors of the combined company. Management will own approximately 10.5% of the common stock of the combined company, including approximately 6.6% to be beneficially owned by James C. Flores. "The combination between Ocean Energy and Seagull will add tremendous value to the combined shareholder base through financial strength, cost efficiencies, expanded opportunity inventory -- both exploration and exploitation," said Mr. Flores. "In addition, the combination accelerates Ocean's strategy of becoming more weighted toward natural gas in terms of reserves and production, as well as combines a dynamic management team that is completely aligned with shareholders."

"Ocean Energy's demonstrated ability to develop significant exploration and exploitation inventory, our ability to manage discretionary cash flow and the opportunities we see for significant cost savings make this a very compelling transaction," said Mr. Hackett. "With the combined company's size, scale and scope, we will be better positioned, than either Ocean Energy or Seagull was on a stand-alone basis, to weather and leverage commodity cycles and to be opportunistic regardless of the commodity environment."

On a pro forma basis, current daily production for the combined company would be approximately 80 thousand barrels of oil and 622 million cubic feet of gas, for a total of 184 thousand barrels of oil equivalent. It is estimated that the combined company will have proved reserves of approximately 500 million barrels of oil equivalent, with approximately 57% natural gas and 43% oil. Approximately 68% of proved reserves are located in North America with the remaining 32% located internationally. The combined company will also have in excess of 22 million net undeveloped acres in 14 countries.


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Additionally, the new Ocean Energy management team intends to manage the combined company's capital expenditure budget in order to improve the balance sheet. The capital expenditure budget for the combined company is expected to be approximately $500 to $600 million in 1999, fully funded by expected combined operating cash flows and from the disposition of at least $100 million of non-core domestic and international assets.

The Board of Directors will be comprised of eight individuals from the Ocean Energy board and seven from the Seagull board, for a total of 15 board members. Officers reporting to Mr. Hackett will include: James L. Dunlap, Vice Chairman; William L. Transier, Executive Vice President and Chief Financial Officer; Robert K. Reeves, Executive Vice President and General Counsel; Richard F. Barnes, President, ENSTAR Natural Gas, as well as other operating heads. Mr. Flores, Ocean's current chairman John B. Brock, Mr. Hackett, Seagull's current Chairman Barry J. Galt, and The Prudential Insurance Company of America have committed to vote in favor of the merger. As a result, the holders of approximately 10% of each company's common shares have already agreed to support the merger.

The transaction is subject to shareholder approvals, expiration of the Hart-Scott-Rodino waiting period, certain regulatory approvals, and other customary closing conditions.

Lehman Brothers and J.P. Morgan acted as financial advisors to Ocean Energy, and Merrill Lynch & Co. and Warburg Dillon Read acted as financial advisors to Seagull.

Certain statements in this news release regarding future expectations, potential results of the business combination, plans for acquisitions, capital expenditures, dispositions, and oil and gas exploration, development, production and pricing may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data


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relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the companies' SEC filings, including the Annual Reports on Form 10-K for the year ended December 31, 1997. Actual results may vary materially.

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